Exhibit 99.1

    Pacific Capital Bancorp Records Sale of $15.8 Million Note


    SANTA BARBARA, Calif.--(BUSINESS WIRE)--Aug. 4, 2003--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $4.5 billion in assets, today announced that it has recorded the assignment of a $15.8 million note to Canpartners Realty Holding Company IV, LLC. The note, secured by a prominent hotel property in the Santa Barbara area, had previously been classified as a nonperforming loan, and had been discussed by the Company in its periodic filings with the Securities and Exchange Commission and in publicly issued press releases and publicly broadcast investor/analyst conference calls.
    In the second quarter of 2003, a notice of default had been filed due to the nonpayment of interest and principal by the borrower according to the terms of the note. As previously disclosed, the Company had established a specific allowance for the note. The $3.1 million allowance exceeds the discount taken and costs incurred by the Company in the sale of the note and this will result in a positive impact of $2.0 million to the Company's provision for credit loss in the third quarter of 2003.


    CONTACT: Pacific Capital Bancorp
             Deborah Lewis Whiteley, 805-884-6680
             whiteley@pcbancorp.com